                                                                                                NEWS RELEASE
Contact: Jessica B. Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Increased Earnings
Results Improved Despite Record Warmth

ST. LOUIS (April 27, 2012)

Highlights

Three Months Ended March 31, 2012
•	Consolidated net income was $29.7 million, or $1.32 diluted earnings per share, a 6% increase from the prior fiscal year
•	Net economic earnings were $28.4 million ($1.27 per share), a 4% increase from the prior year
•	Non-regulated marketing activities produced higher sales margins, while lower utility sales margins were offset with operational efficiencies, including lower maintenance expenses and cost containment

Six Months Ended March 31, 2012
•	Consolidated net income was $54.9 million ($2.45 per share), a 7% increase from the prior year
•	Net economic earnings were $53.3 million ($2.38 per share), a 5% increase from the prior year
•	Capital spending for the first six months of fiscal 2012 was higher by 37%, as Laclede Gas continued its investments in distribution system improvements and information system technology

The Laclede Group today reported consolidated net income for its second quarter ending March 31, 2012 totaling $29.7 million, or $1.32 diluted earnings per share, compared to $27.9 million, or $1.25 per share for the same quarter last year.  Net economic earnings totaled $28.4 million, or $1.27 per share, compared to $27.5 million, or $1.23 per share for the same quarter last year.  A table of net economic earnings and reconciliation to GAAP follows.

For the first half of fiscal 2012, The Laclede Group reported net income totaling $54.9 million, or $2.45 per share, compared to $51.3 million, or $2.30 per share for the same period last year.  Net economic earnings for the first six months were $53.3 million, or $2.38 per share, compared to $50.9 million, or $2.28 per share, for the same period last year.

Additionally, the Company declared a quarterly dividend of 41 ½ cents per share on its common stock payable July 3, 2012 to shareholders of record on June 11, 2012.

The increased earnings were driven by Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas service provider, which generated year-over-year increases in earnings for both the quarter and six months ended March 31, 2012.  Laclede Gas Company, the Company’s core utility subsidiary, reported slightly lower earnings in both periods primarily due to the effect of record warm weather in its service area.

“We are pleased with the results of operations for the first half of our fiscal 2012,” said Suzanne Sitherwood, who assumed the role of president and chief executive officer of The Laclede Group during the quarter.  “We continue to successfully navigate the ongoing challenges of our marketplace and the record warm weather through our initiatives to manage costs and re-invest in our business.  Our businesses are solidly profitable and continue to deliver, providing us with a core foundation on which to pursue future opportunities.”

LACLEDE GAS COMPANY

Laclede Gas Company reported net income of $25.9 million for the second quarter of fiscal 2012, compared to $26.2 million for the second quarter of fiscal 2011.  Net income for the first half of fiscal 2012 totaled $47.6 million, compared to $47.7 million for the same period last year.

The earnings in both periods were negatively impacted by warm weather in its service territory.  The winter heating season through March has been the warmest based on records that date back more than 100 years, and Laclede has successfully managed through this period as a result of its ongoing cost reduction initiatives and weather-mitigation strategies in its rate structure.  Lower weather-related sales margins and higher pension and benefit costs were nearly offset by higher Infrastructure System Replacement Surcharge (ISRS) revenues, lower maintenance costs, and other cost reductions.  Laclede Gas continued to invest in distribution system improvements and its multi-year effort to replace its major technology platforms and, as a result, capital spending for the first half of fiscal 2012 increased by $10.9 million, or 36.8%, compared to the same period last year.

Today, Laclede Gas intends to file with the Missouri Public Service Commission (MPSC) a request for an increase in its ISRS that allows Laclede to recover increased costs primarily related to the operation, maintenance and safety of its more than 16,000 miles of pipeline infrastructure.  The increase, totaling $3.1 million, is anticipated to increase an average residential customer’s bills by 38 cents per month.  It is expected that the MPSC will act on this request next month.

LACLEDE ENERGY RESOURCES

LER reported net income of $3.8 million for the second quarter of fiscal 2012, compared to $1.7 million for the same quarter last year. Net economic earnings totaled $2.5 million for the second quarter of fiscal 2012, compared to $1.3 million for the same quarter last year.  Net income for the six months ended March 31, 2012 totaled $7.5 million, compared to $3.6 million for the same period last year.  LER’s net economic earnings for the first half of fiscal 2012 totaled $6.0 million, compared to $3.3 million for the same period last year.

The improved results reflect higher margins primarily due to the effect of lower transportation costs resulting from the renegotiation of contracts that were renewed in the latter half of fiscal 2011. On a GAAP basis, the increased sales margins also included higher unrealized net gains on energy-related derivatives.  LER’s results also include those of its wholly owned subsidiary, LER Storage Services, Inc., which began operations in January 2012 and currently leases 1 Bcf of natural gas storage capacity in Northern Louisiana.

ABOUT THE LACLEDE GROUP

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2012 second quarter results, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its regulated utility business, conducted by Laclede Gas Company, serves approximately 625,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri.  Laclede Group’s primary non-regulated business is conducted by Laclede Energy Resources, Inc., a natural gas commodity service provider, and includes its wholly owned subsidiary LER Storage Services, Inc.  For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended December 31, 2011, filed with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  Management also uses these non-GAAP measures internally when evaluating the Company’s performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact LER, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management will also exclude from net income the after-tax costs related to acquisition, divestiture, and restructuring activities, if any.  Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

STATEMENTS OF CONSOLIDATED INCOME—UNAUDITED

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

OPERATING REVENUES
Regulated Gas Distribution	$298,620	$388,375	$549,522	$665,818
Non-Regulated Gas Marketing	59,434	155,111	218,022	321,519
Other	121	292	1,544	643
Total Operating Revenues	358,175	543,778	769,088	987,980
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	171,164	260,706	317,915	434,071
Other operation expenses	38,043	39,500	75,608	74,362
Maintenance	5,761	6,441	11,069	12,581
Depreciation and amortization	10,175	9,739	20,264	19,377
Taxes, other than income taxes	20,093	24,686	34,760	40,434
Total Regulated Gas Distribution Operating Expenses	245,236	341,072	459,616	580,825
Non-Regulated Gas Marketing	61,805	152,302	214,364	315,655
Other	551	461	1,420	806
Total Operating Expenses	307,592	493,835	675,400	897,286
Operating Income	50,583	49,943	93,688	90,694
Other Income and (Income Deductions) - Net	1,381	467	3,320	2,312
Interest Charges:
Interest on long-term debt	5,740	5,740	11,479	11,682
Other interest charges	539	549	1,114	1,293
Total Interest Charges	6,279	6,289	12,593	12,975
Income Before Income Taxes	45,685	44,121	84,415	80,031
Income Tax Expense	16,001	16,228	29,557	28,769
Net Income	$29,684	$27,893	$54,858	$51,262

Weighted Average Number of Common Shares Outstanding:
Basic	22,254	22,100	22,223	22,070
Diluted	22,336	22,172	22,299	22,145

Basic Earnings Per Share of Common Stock	$1.33	$1.25	$2.45	$2.30
Diluted Earnings Per Share of Common Stock	$1.32	$1.25	$2.45	$2.30

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP

(Millions, except per share amounts)	Laclede Gas Company	Laclede Energy Resources, Inc.	Other	Total	Per Share Amounts (2)

Quarter Ended March 31, 2012
Net Economic Earnings (Non-GAAP)	$25.9	$2.5	$—	$28.4	$1.27
Add: Unrealized gain (loss) on energy-related derivatives (1)	—	2.0	—	2.0	0.09
Add: Lower of cost or market inventory adjustments (1)	—	(0.6)	—	(0.6)	(0.03)
Add: Realized gain (loss) on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	(0.01)
Net Income (GAAP)	$25.9	$3.8	$—	$29.7	$1.32
Net Economic EPS (Non-GAAP) (2)	$1.15	$0.11	$0.01	$1.27
Diluted EPS (GAAP)	$1.15	$0.17	$—	$1.32

Quarter Ended March 31, 2011
Net Economic Earnings (Non-GAAP)	$26.2	$1.3	$—	$27.5	$1.23
Add: Unrealized gain (loss) on energy-related derivatives (1)	—	0.4	—	0.4	0.02
Add: Lower of cost or market inventory adjustments (1)	—	—	—	—	—
Add: Realized gain (loss) on economic hedges prior to the sale of the physical commodity (1)	—	—	—	—	—
Net Income (GAAP)	$26.2	$1.7	$—	$27.9	$1.25
Net Economic EPS (Non-GAAP) (2)	$1.17	$0.06	$—	$1.23
Diluted EPS (GAAP)	$1.17	$0.08	$—	$1.25

Six Months Ended March 31, 2012
Net Economic Earnings (Losses) (Non-GAAP)	$47.5	$6.0	$(0.2)	$53.3	$2.38
Add: Unrealized gain (loss) on energy-related derivatives (1)	0.1	2.2	—	2.3	0.11
Add: Lower of cost or market inventory adjustments (1)	—	(0.6)	—	(0.6)	(0.03)
Add: Realized gain (loss) on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	(0.01)
Net Income (Loss) (GAAP)	$47.6	$7.5	$(0.2)	$54.9	$2.45
Net Economic EPS (Non-GAAP) (2)	$2.12	$0.27	$(0.01)	$2.38
Diluted EPS (GAAP)	$2.12	$0.33	$—	$2.45

Six Months Ended March 31, 2011
Net Economic Earnings (Non-GAAP)	$47.6	$3.3	$—	$50.9	$2.28
Add: Unrealized gain (loss) on energy-related derivatives (1)	0.1	0.3	—	0.4	0.02
Add: Lower of cost or market inventory adjustments (1)	—	—	—	—	—
Add: Realized gain (loss) on economic hedges prior to the sale of the physical commodity (1)	—	—	—	—	—
Net Income (GAAP)	$47.7	$3.6	$—	$51.3	$2.30
Net Economic EPS (Non-GAAP) (2)	$2.13	$0.15	$—	$2.28
Diluted EPS (GAAP)	$2.14	$0.16	$—	$2.30

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the quarters ended March 31, 2012 and 2011, the total net amount of income tax expense included in the reconciling items is $0.8 million and $0.3 million, respectively. For the six months ended March 31, 2012 and 2011, the total net amount of income tax expense included in the reconciling items is $1.0 million and $0.3 million, respectively.

(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

Note: EPS amounts by company represent contributions to Laclede Group’s consolidated EPS.

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